EXHIBIT 99.1


TDCH, $AAPL, 30DC's MagCast Publishes 172nd Magazine in 125 days on Apple Newsstand

New York, NY, November 7, 2012, 30DC, Inc. (OTC: TDCH), a provider of web based tools for the monetization of digital content, today announced that it published its 172nd magazine title in 125 days since announcing the launch of the MagCast Platform. On October 9th, 30DC had announced - that it had achieved a previous milestone of 100 magazines in 100 days. The consistent growth and diversity in new magazines using the MagCast Platform demonstrates both the acceptance and efficacy of the MagCast publishing tool.

MagCast continues to present itself as a cost-effective and easy to use solution for an ever-growing worldwide audience including traditional magazine owners, entrepreneurs, bloggers, aspiring writers, website owners, and content creators. According to 30DC, MagCast is an effective delivery vehicle for anybody who is serious about publishing a magazine in Apple's Newsstand.

MagCast provides publishers with the opportunity to enter into the exploding world of mobile applications. Considering that Apple's App Store and Google Play together have had over 50 billion installs in the past four years and that the number of users of apps is at least 750 million, this is an opportunity for MagCast publishers of all types to capitalize on this growing trend simply by becoming MagCast members.

Through this growth in new platform users, MagCast is starting to establish a network of different publishers in a variety of niches. This not only encourages and allows publishers on the network to interact, but also helps to promote individual publications. According to 30DC CEO, Ed Dale, "MagCast provide the web tools for publishers of all sizes to take their idea from concept to the reality of a quality digital magazine in an efficient and timely manner."

Some of the recently launched magazines on the MagCast platform include:

Perfect Skin Protection- a free quarterly digital magazine from the SunAWARE International Foundation, brings together the very best sun and skin protection information and advice from leading dermatologists, skin and beauty experts, anti-skin cancer organizations, survivors, educators, researchers and product manufacturers:

https://itunes.apple.com/us/app/perfect-skin-protection-mag/id564200270?mt=8

Law Firm Marketing Magazine, LD Magazine- the legal industry's first interactive digital marketing magazine designed to help you learn best marketing practices from other successful lawyers as well as some of today's top legal marketing experts:

https://itunes.apple.com/us/app/law-firm-marketing-magazine/id564625258?mt=8

Women Entrepreneurs Magazine- a magazine that helps women entrepreneurs design and achieve unstoppable success both in business and life! Get the best strategies and tools to start, run, and grow your business through expert articles, videos, and in-depth interviews with trailblazing women entrepreneurs who reveal the sales, marketing, mindset, and life secrets that propelled them to the top of their fields:

https://itunes.apple.com/us/app/women-entrepreneurs-magazine/id565967317?mt=8

Organic Life Magazine- a magazine focused on the tools that are needed to live a clean, healthy, organic life. The magazines content include; recipes, gardening tips, shopping guides for fashion, food, home, and beauty:

https://itunes.apple.com/us/app/organic-life-magazine/id549903641?mt=8

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G5 Paintball Magazine- is the ultimate resource for all tournament, scenario and military paintball players. Each month you'll get the hottest news and buzz from the fields, tournaments & leagues, gear and field reviews, tips & tricks, and much more, delivered straight to your iPad:

https://itunes.apple.com/gb/app/g5-paintball-magazine/id560921851?mt=8

MagCast is a collaboration of 30DC and Netbloo Media Ltd., who jointly developed the concept and design of the platform. More information about the MagCast publishing platform can be found at www.magcast.co.

About 30DC, Inc. (http://www.30dcinc.com/)

30DC provides web based tools for the monetization of digital content. The Company's MagCast publishing platform offers an apps development and maintenance tool for publishers seeking to circulate content on a single issue or subscription basis. MagCast utilizes Apple's marketplace for digital media, Newsstand as the customer interface which provides electronic distribution and collects revenue.

The Company operates Internet educational services the Challenge (formerly the 30 Day Challenge) and Immediate Edge. The Challenge is a free module-based training program designed for individuals looking to learn about internet marketing at their own pace. It can be accessed online at http://www.challenge.co/. To date the education program has schooled more than 190,000 individuals, and currently has approximately 100,000 active online members.

Immediate  Edge  is one  of  the  longest  running  subscription-based  Internet
Marketing programs on the web. Immediate Edge serves as a research and development department for hard core Internet marketers to stay up-to-date with the latest industry trends on Internet Marketing and learn the most innovative ways of making money online. Immediate Edge course content includes, advice on selling digital products and services, how to run membership sites, affiliate management systems, rewards programs, and search engine optimization services. Immediate Edge can be accessed online at http://www.immediateedge.com/.

About Netbloo Media Ltd (http://www.marketpromax.com)

Netbloo Media Ltd is a Digital Marketing agency based in Asia Pacific with clients around the world. Netbloo Media Ltd helps online startups as well as big corporate players by providing custom Digital Marketing solutions including product Launch consulting, mobile Apps development, targeted web applications and media campaigns. Netbloo Media Ltd is responsible for some of the most "game changing" products including, Market Pro Max and The MagCast Publishing Platform.


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This press release contains  "forward-looking  statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements.
Although   the   company   believes   that  the   assumptions   upon  which  its
forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company c annot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For additional: Ted Greenberg CFO 30DC, Inc.
Phone: 917-670-6678
E-mail: ted.greenberg@30dcinc.com or visit http://www.30dcinc.com
Source: 30DC, Inc.